UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2016

Long Island Iced Tea Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-55448	47-2624098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Charlotte Avenue, Hicksville, NY	11801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 542-2832

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Holdco under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 5.02 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors and Officers

On June 6, 2016, the board of directors (the “Board”) of Long Island Iced Tea Corp. (the “Company”) appointed Julian Davidson as a director and as the Company’s Executive Chairman of the Board and Richard Allen as the Company’s Chief Financial Officer. Mr. Davidson replaced Philip Thomas as Chairman of the Board. Mr. Thomas continues to be the Company’s Chief Executive Officer.

Mr. Davidson has been a consultant to the Company since June 2015. Mr. Davidson has served on the board of Smartfoods Limited, a privately held food manufacturing, marketing and distribution company since May 2015. Mr. Davidson served on the board of the Lantern Hotel Group, an Australian Stock Exchange company, from October 2011 to June 2015. Mr. Davidson was Chief Executive Officer of Independent Liquor (NZ) Limited from April 2009 to December 2014. From February 2007 to April 2009 Mr. Davidson was Chief Financial Officer of Independent Liquor Group. From September 2006 to January 2007, Mr. Davidson acted as a consultant to a consortium of private equity investors who acquired Independent Liquor (NZ) Limited. From April 2005 to October 2006, Mr. Davidson formed and ran an investment company named Consolidated Hotels and Taverns Limited which purchased and operated a portfolio of hotels and taverns. From 1991 to 2005, Mr. Davidson held senior management and leadership roles in Lion Nathan, Australasia’s largest brewer. From January 2002 to March 2005 Mr. Davidson worked as Managing Director of Lion Breweries (NZ) Limited. Commencing September 2001 Mr. Davidson completed three months at Harvard Business School, graduating with a Program for Management Development (PMD) in December 2011. Mr. Davidson was appointed the Managing Director of the Tooheys Brewery in March 1998 through to September 2011. In September 1996, Mr. Davidson acted as Finance Director for Lion Nathan Australia, remaining in this role through to March 1998. In August 1995, Mr. Davidson joined Pepsi Cola Bottlers Australia/New Zealand (a Lion Nathan/Pepsi Cola International JV) as Finance Director, a position he held through to September 1996. From August 1992 to August 1995 he served as the Finance Director of the Swan Brewery in Western Australia. From August 1991 to August 1992, Mr. Davidson was the Lion Nathan Group Internal Audit Manager. From 1985 to 1991 Mr. Davidson worked as an auditor with Deloitte. Mr. Davidson’s tertiary education was at the Auckland Technical Institute (1983 – 1986). Mr. Davidson is a Chartered Accountant (NZ).

Mr. Allen has been a consultant to the Company since May 2016. Mr. Allen previously worked for Beverage Innovations, an incubator beverage company, serving on its board of directors from July 2011 to November 2015 and serving as Chief Financial Officer from July 2011 to September 2012. Prior to Beverage Innovations he was a consultant to various beverage companies from 2007 to 2011. For over ten years Mr. Allen previously held various senior positions at Snapple and Cadbury Schweppes, who purchased Snapple in 2000 from Triarc Industries. He served as Senior Vice President of Business Development and Mergers and Acquisitions for Cadbury Schweppes Americas Beverages from 2006 to 2007. Mr. Allen also served as General Manager of Pacific Snapple Distributors from 2004 to 2005, Senior Vice President of Business Development and M&A for Snapple Distributors from 2003 to 2004 and Chief Financial Officer of Snapple Beverage Group from 1997 to 2003. Before joining Snapple, Mr. Allen worked for RJR Nabisco, previously Nabisco Brands and Standard Brands, from 1979 to 1996 in various audit, accounting and analytic positions culminating in Vice President and Corporate Assistant Controller. Mr. Allen began his career in public accounting with PriceWaterhouse Coopers from 1977 to 1979. Mr. Allen received a BS in Accounting from Lehigh University and an MBA in Finance from Fairleigh Dickinson University. Mr. Allen is a Certified Public Accountant.

Compensation Arrangements

On June 6, 2016, the Company entered into an employment agreement with Mr. Allen to serve as its Chief Financial Officer. The employment agreement has a term of three years, and automatically renews for additional one year periods thereafter unless either party provides notice of its decision not to renew. The employment agreement provides for Mr. Allen to receive a base salary of $170,000. If prior to December 31, 2016, the Company completes an equity offering with gross proceeds of at least $5,000,000 or the Company has net sales of at least $1,000,000 during any calendar month, Mr. Allen’s base salary will increase to $185,000 commencing on June 6, 2017, and $200,000 commencing on June 6, 2018. Additionally, he is entitled to an incentive bonus of up to 50% of his base salary. Furthermore, the Company will grant Mr. Allen 8,333 shares of its common stock on May 31, 2017 and a number of shares of the Company’s common stock having a fair market value equal to $50,000 on each of May 31, 2018 and 2019.

Unless terminated by the Company without “cause” or by Mr. Allen with “good reason” (as such terms are defined in the employment agreement), and unless terminated upon death or disability of Mr. Allen, upon termination Mr. Allen will be entitled only to his base salary through the date of termination, valid expense reimbursements and certain unused vacation pay. If terminated upon death or disability of Mr. Allen, upon termination Mr. Allen will be entitled to his base salary through the date of termination, valid expense reimbursements and certain unused vacation pay, and all equity awards will vest to the extent they would have been vested at the next scheduled vesting date and will remain exercisable for a certain period of time. If terminated by the Company without “cause” or by Mr. Allen with “good reason,” Mr. Allen is entitled to be paid severance equal to base salary for nine months, any previously granted but unpaid bonus, a pro rata portion of any bonus for the year of his termination, valid expense reimbursements and accrued but unused vacation pay, and all equity awards held by him will vest in full and will remain exercisable for a certain period of time. If Mr. Allen’s agreement is not renewed, Mr. Allen is entitled to be paid severance equal to his base salary for five months, any previously granted but unpaid bonus, a pro rata portion of any bonus for the final year of his agreement, valid expense reimbursements and accrued but unused vacation pay, and all equity awards held by him will vest in full and will remain exercisable for a certain period of time.

The employment agreement contains provisions for confidentiality and non-competition restrictions for Mr. Allen (generally imposing restrictions during employment and for a period of nine months after the term of the employment agreement, on (i) ownership or management of, or employment or consultation with, competing companies, (ii) soliciting employees to terminate their employment (iii) soliciting business from the Company’s customers, and (iv) soliciting prospective acquisition and investment candidates for purposes of acquiring or investing in such entity).

On June 6, 2016, the Company entered into an amendment to the consulting agreement with Mr. Davidson, which provides for him to serve as the Company’s Executive Chairman. Either Mr. Davidson or the Company may terminate the consulting agreement with 30 days’ prior written notice. Pursuant to the consulting agreement, as amended, the Company will (a) pay to Mr. Davidson $10,000 per month, and (b) grant to Mr. Davidson 1,667 shares of common stock per month. The consulting agreement contains provisions for protection of the Company’s intellectual property and confidentiality and non-competition restrictions for Mr. Davidson (generally imposing restrictions during the term of the consulting agreement, on (i) ownership or management of, or employment or consultation with, competing companies, (ii) soliciting employees to terminate their employment (iii) soliciting business from the Company’s customers, and (iv) soliciting prospective acquisition and investment candidates for purposes of acquiring or investing in such entity).

Upon the Company completing an equity raise with gross proceeds of at least $10,000,000, the monthly cash fee to Mr. Davidson under the consulting agreement will increase to $20,000 per month, the monthly stock grant to Mr. Davidson will be eliminated and Mr. Davidson will receive a one-time cash bonus of $95,000 and a one-time grant of 50,000 shares of the Company’s common stock. In addition, upon completion of the aforementioned equity raise and Mr. Davidson obtaining a work visa, Mr. Davidson may enter into an amended consulting agreement or an employment agreement with the Company, pursuant to which, among other things, (a) Mr. Davidson will continue as Executive Chairman of the Company, (b) Mr. Davidson will receive a base salary or annual consulting fee of $250,000, (c) Mr. Davidson will be entitled to a cash bonus or fee of $75,000 upon entry into such agreement, a cash bonus or fee of $175,000 on the one year anniversary of entering into such agreement and stock bonus or fee of 35,000 shares of the Company’s common stock upon entry into such agreement, (d) Mr. Davidson will be eligible to receive a performance bonus or contingent fee of up to 50% of his base salary or annual consulting fee then in effect as determined by the Company’s compensation committee, and (e) Mr. Davidson will receive stock options to purchase a number of shares of the Company’s common stock equal to 5% of the Company’s fully-diluted common stock outstanding immediately after the aforementioned equity raise. Mr. Davidson may also enter into such an amendment to his consulting agreement if more than two months have elapsed since the equity raise and he has not obtained a work visa. The employment agreement or consulting agreement will otherwise have similar terms to Mr. Allen’s employment agreement.

The Company also will enter into indemnification agreements with each of Messrs. Davidson and Allen, pursuant to which the Company will indemnify, and advance expenses to, Messrs. Davidson and Allen to the fullest extent permitted by applicable law.

Stock Grants

In addition, the Company will issue 10,000 shares of its common stock to Mr. Allen as compensation for services previously rendered by him as a consultant to the Company. The Company also will issue 5,000 shares of its common stock to John Carson, a member of the Company’s advisory board, as compensation for certain services rendered by him to the Company. The shares will be issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for the sale of securities not involving a public offering.

Item 7.01.	Regulation FD Disclosure.

Attached as Exhibit 99.1 to this Current Report on Form 8-K is a press release issued by the Company announcing Messrs. Davidson’s and Allen’s appointment.

The information furnished under this Item 7.01, including the exhibits related thereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any disclosure document of the Company, except as shall be expressly set forth by specific reference in such document.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2016	LONG ISLAND ICED TEA CORP.

	By:	/s/ Philip Thomas
Philip Thomas
Chief Executive Officer